Exhibit 10.3

August 6, 2012

George Schulze
813 Duke Street
Alexandria, VA 22314

Dear George,

This letter shall amend your letter of employment dated November 11, 2008 as follows:

Termination Without Cause

If you are terminated without “cause” you will receive, as severance, continuation of your then current salary and, subject to applicable tax law, medical benefits for twelve (12) months plus an immediate pro-rata payment of your then annual bonus target, with a minimum of nine (9) months.

In the event of a Change of Control (as defined in Appendix A), and you are not offered a position comparable to your position as Executive Vice President, Global Sales following the Change in Control and you terminate your employment with GXS, or its successor, as a result then such termination will be deemed to be a termination without cause.

In the event of a Change of Control (as defined in Appendix A), and if during the period commencing one (1) month prior to the execution of the definitive agreement for a Change of Control and twelve (12) months following the close of the Change of Control you are terminated without cause, you will receive, the following severance: (i) twelve (12) months continuation of your then current salary and, subject to applicable tax law, medical benefits, and (ii) an immediate lump sum payment equivalent to twelve (12) months of your then annual bonus target plus a pro-rata amount of your then annual bonus target.

In the event you are terminated without cause within 12 months of a Change of Control (as defined in Appendix B), then, in addition to the 12 months acceleration of equity you receive as a result of the Change of Control (applicable, without limitation, to MIA and options) you also will receive severance consisting of an additional 12 months of equity (MIA and Options) acceleration.  For avoidance of doubt, to the extent a transaction triggers the definition of Change of Control in both Appendix A and Appendix B, you potentially will receive the severance specified in both this paragraph and the preceding paragraph.

In the event of any termination of your employment, you will be required to reimburse GXS for any outstanding monies owed to GXS that have not been repaid by the time employment is terminated.  Acceptance of this letter will be your authorization to permit GXS, to the extent permitted by law, to deduct and offset any payments, including payment for salary, bonus, expenses, or vacation pay, otherwise owed to you upon termination of employment.

Notwithstanding anything herein to the contrary, receipt of severance is contingent on your signing GXS’ standard termination agreement, which will include a complete release for the benefit of GXS, and such release becoming irrevocably effective.  You will have a period of at least 21 days following termination of your employment to sign and return the release (the “release period”).  To the extent the release period spans more than one calendar year, severance shall accrue from the date of termination, with the first severance payment being provided to you no earlier than the first regularly scheduled payroll date in the second calendar year.

Tax Implications/Planning
Since receipt of your severance may be based on a Change In Control, there are personal income tax implications that could have a significant impact on the actual value you receive.  If applicable, the tax rules assess a 20% excise tax on “Excess Parachute Payments” if Change of Control related payments (such as severance) exceed the “Safe Harbor Rules”.  The Safe Harbor is 2.99x your historical compensation (average w-2 income over the last 5 years).  If the Safe Harbor is exceeded, any amount over 1x your historical average compensation is subject to the excise tax.  For this reason, we are implementing a feature where GXS will determine several factors:

•	Do the Excess Parachute Rules Apply? If so;
•	What is each individuals “Safe Harbor” amount and do the payments exceed these limits?
•	Under which scenario would the net benefit to the executive be best?

Once these questions have been answered, the award will be paid to the executive in the manner which they receive the highest net benefit

All other terms and conditions related to your employment remain unchanged.

Please indicate your agreement to the terms of this amendment letter by signing below and returning the signed original letter to me.

Sincerely,

GXS, Inc.

By:	/s/ Robert E. Segert
Robert E. Segert
President and Chief Executive Officer

Accepted:	/s/ George Schulze

Date:	August 6, 2012

APPENDIX A

“Change of Control” means the occurrence of one of the following events:

(i)
the consummation of a merger or consolidation of the Company with or into any other entity pursuant to which the stockholders of the Company, or applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(ii)	the sale or other disposition of all or substantially all of the Company’s assets or any approval by the stockholders of the Company of a plan of complete liquidation of the Company;
(iii )
any acquisition by any person or persons (other than the direct and indirect stockholders of the Company immediately after the Effective Date) of the beneficial ownership of 50% or more of the voting power of the Company’s equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company’s securities shall not be considered a Change in Control; or

(iv)
any change in the composition of the Board over a two-year period such that the directors at the beginning of the period and new directors elected during that period and approved by two-thirds of the incumbent directors cease to constitute at least a majority of the Board.

provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

APPENDIX B

“Change of Control” means, except as otherwise limited by the Award Agreement, the occurrence of one of the following events:
(i)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal;

(ii)	the adoption of a plan relating to the liquidation or dissolution of the Company;
(iii)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties or a Permitted Group becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; provided that this clause (iii) will not apply to the acquisition of the Company by one or more direct or indirect holding companies with no other material assets or operations, the Voting Stock of which is Beneficially Owned, immediately after such acquisition, by the Persons who Beneficially Owned the Voting Stock of the Company immediately prior to such acquisition (and in substantially the same proportions);

(iv)
the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(v)
any change in the compensation of the Board over a twelve month period such that the directors at the beginning of the period and new directors elected during that period and approved by two-thirds of the incumbent directors cease to constitute at least a majority of the Board.

provided, however, that a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

Note: Unless defined in this Appendix B, capitalized terms used above shall be as defined in the 2010 GXS Group, Inc. Long Term Incentive Plan, Amended May 10, 2012